Exhibit (10)i(7)

THIRD AMENDMENT

OF THE

STEPAN COMPANY 2006 INCENTIVE COMPENSATION PLAN

WHEREAS, Stepan Company (the “Company”) has established and maintains the Stepan Company 2006 Incentive Compensation Plan (the “Plan”); and

WHEREAS, the Company has reserved the right to amend the Plan in Section 5.8 by action of the Board of Directors; and

WHEREAS, the Company now desires to amend the Plan to change the time a Non-Employee Director is required to serve as a Non-Employee Director after the date of a grant;

NOW, THEREFORE, BE IT RESOLVED, that effective October 19, 2009, the Plan is amended as follows:

1. By deleting Section 4.3 of the Plan in its entirety and inserting in lieu thereof the following:

“4.3 Service Required for Exercise. Each Stock Option granted to a Participant under this Section 4 shall become exercisable upon the Participant’s completion of two continuous years of service as a Non-Employee Director after the date of the grant thereof or, in respect of a stock option granted on or after April 22, 2008, if earlier, the date of the second annual meeting of the Company’s stockholders held after the date of the grant thereof, provided the Participant has been in continuous service as a Non-Employee Director from the date of the grant to the date of such annual meeting.”

IN WITNESS WHEREOF, the duly authorized officer of the Company has executed this Third Amendment of the Plan on behalf of the Company and has caused its corporate seal to be affixed this 19th day of October, 2009.

STEPAN COMPANY

By	/s/ Greg Servatius
Its	VPHR

ATTEST:

By	/s/ Sheila M. Crockett
Its	Total Rewards Supervisor

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